Exhibit 1.2

Pasqal Holding

INTERNAL REGULATIONS (REGLEMENT INTERIEUR) FOR THE BOARD OF DIRECTORS

August 28, 2026

These internal regulations (the “Internal Regulations”) were approved by the board of directors (the “Board”) of Pasqal Holding (the “Company”), and updated from time to time, in order to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stakeholders in a manner that is consistent with its fiduciary duties.

In the event of any discrepancies between these Internal Regulations and the Company’s by-laws (the “By-Laws”), the By-Laws shall prevail.

TITLE I – THE BOARD

Article 1 - Role

It is the principal duty of the Board to exercise its powers in accordance with its fiduciary duties to the Company and in a manner it reasonably believes to be in the best interests of the Company and its shareholders and other stakeholders. It endeavors to promote long-term value creation by the Company by considering the social and environmental aspects of its activities. If applicable, it will propose any change to the By-Laws that it considers appropriate.

It is also the Board’s duty to oversee senior management in the competent and ethical operation of the Company. To satisfy this responsibility, the directors are expected to be appropriately informed about the Company and its operations and to take a proactive approach to their duties and function as active monitors of corporate management.

The Board, directly and acting through its committees, periodically reviews the Company’s long-term strategic plans and assesses the principal risks facing the Company and management’s approach to addressing such risks. The Board is also responsible for overseeing the Company’s program to prevent and detect violations of applicable laws, rules and regulations and the Company’s policies and procedures.

Directors bring to the Company a wide range of experience, knowledge and judgment, and will use their skills and competencies in the exercise of their duties as directors of the Company.

The Board has three standing committees that will assist with these duties: the audit committee (the “Audit Committee”), the nomination and corporate governance committee (the “NCG Committee”) and the compensation committee (the “Compensation Committee”), the responsibilities of which are described in Title III below.

Article 2 - Size

The Board must be composed of up to eighteen (18) directors, a majority of whom are to be French or European and non-US residents.

Article 3 - Composition

French law provides that the number of directors who are also party to employment contracts with the Company may not exceed one-third of the directors in office, and the rules of the Nasdaq stock exchange provide that at least a majority of directors must be independent, unless such Company is a foreign private issuer as defined under Rule 405 under the Securities Act of 1933, as amended, and Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and elects to follow home country practices.

The Board believes that as a matter of policy there should at all times be a majority of independent directors on the Board. An “independent director” is a person who meets the definition of an independent director under the rules of the stock exchange on which the Company’s securities are listed and the rules of the United States Securities and Exchange Commission (the “SEC”) and who does not have any other relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out director responsibilities.

In accordance with the provisions of Article 13.5 of the By-Laws, the Board may appoint one or more observers (censeurs), chosen from among the shareholders, whether individuals or legal entities, or from outside the shareholders.

Article 4 - Annual assessment of director independence

For so long as the Company remains subject to the periodic reporting requirements under the Exchange Act, the Board shall determine whether each member of the Audit Committee satisfies the independence requirements of Rule 10A-3 under the Exchange Act (subject to the exemptions available to foreign private issuers under Rule 10A-3(c) thereunder) and under the rules of the stock exchange on which the Company’s securities are listed. The Board shall make this determination at the time each such director is first appointed to the Audit Committee and at least annually thereafter, prior to the filing of the Company’s annual report with the SEC.

The Board, acting on the recommendation of the NCG Committee, shall consider all relationships between the director and the Company that may be relevant to such independence determination. The Board may adopt and disclose categorical standards to assist it in determining director independence.

Each director shall promptly inform the Board of any change in his or her circumstances that could affect his or her independence under the applicable rules of the SEC or the stock exchange on which the Company’s securities are listed, and shall respond promptly and accurately to periodic questionnaires and other inquiries from the Company regarding any existing or proposed relationships with the Company, including with respect to compensation and stock ownership, that could affect the director’s independence.

Article 5 - Board leadership

The Board does not have a policy that requires the combination or separation of the Chairperson of the Board (président du conseil d’administration) (the “Chairperson”) and the Chief Executive Officer (directeur général) (the “CEO”) positions.

During such times as the Chairperson also holds the position of CEO or another executive position, or is otherwise not independent, the Board will maintain the position of lead independent director and the independent directors will appoint a lead independent director of the Board upon the recommendation of the NCG Committee. The Board may, in its discretion, also maintain the position of lead independent director and cause a lead independent director to be appointed in the same manner (i.e., by the independent directors upon the recommendation of the NCG Committee) at any other time, including when the Chairperson is independent. The lead independent director’s responsibilities include leading executive sessions of the Board and coordinating with the Chairperson on sensitive matters of consideration by the Board.

Article 6 - Board membership criteria

The Board shall be composed of directors with a wide range of complementary backgrounds. Directors shall, at minimum, exhibit proven leadership capabilities and possess experience at a high level of responsibility within their chosen fields. When considering a candidate for director, the NCG Committee will consider whether the directors, both individually and collectively, can and do provide the experience, judgement, commitment, skills and expertise appropriate to lead the Company in the context of its industry. In addition, the NCG Committee will consider a nominee’s expected contribution to the Board, skills, background, experiences and perspectives, as well as whether such nominee could provide added value to any of the committees of the Board, given the then existing composition of the Board as a whole. The NCG Committee also regularly will provide input and guidance regarding the independence of directors, for formal review and approval by the Board.

Article 7 - Executive sessions

The non-employee directors will meet in executive sessions without management directors or management present on a periodic basis but no less than twice a year. “Non-employee directors” are all directors who are not Company employees, including both independent directors and such directors who are not independent directors by virtue of a material relationship, former status or family membership, or for any other reason.

In addition, if the non-employee directors include directors who are not independent directors, the independent directors will also meet on a periodic basis but no less than twice a year in an independent director executive session. Executive sessions between two or more directors shall be limited to informal discussions among the relevant directors during which no decision may be made on behalf of the Company. Following such sessions, the relevant directors can only make non-binding recommendations to the Board.

Under any circumstances, decisions of the Board shall be made only at meetings of the Board to which all directors have been duly convened.

Article 8 - Limitation on other board service

Directors should advise the NCG Committee of any invitations to join the board of directors or similar governing body and/or committees of any other company prior to accepting the directorship or such committee membership.

Service on other boards of directors or similar governing body and/or committees must be consistent with the Company’s Code of Business Conduct & Ethics (“Code of Conduct”), as well with any legal requirements that limit the number of board or committee seats on which a director may serve.

In all cases, a director must comply with the limitation under Article L.225-21 of the French Commercial Code, pursuant to which a natural person may not simultaneously hold more than five (5) directorships in sociétés anonymes having their registered office in France, subject to the exceptions provided therein. In addition, and as a matter of policy, no non-employee director should hold more than four (4) other directorships in listed companies (including foreign companies) not affiliated with the Company, and no director who also serves as the CEO or as another executive officer of the Company should hold more than two (2) other directorships in such listed companies, in each case without first obtaining the approval of the Board. Should a member of the Audit Committee serve on the audit committees of more than three (3) public companies (including the Audit Committee), the Board shall determine whether such simultaneous service would impair the member’s ability to effectively serve on the Audit Committee and the Company shall disclose such determination to the extent required by applicable rules.

Article 9 - Appointment of new directors

Directors are elected, re-elected and may be removed at a shareholders’ general meeting with a simple majority vote of the shareholders.

In accordance with French law, the directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the votes of the shareholders present, represented by a proxy or voting by mail at the relevant ordinary shareholders’ meeting, and any vacancy on the Board resulting from the death or resignation of a director, provided there are at least three directors remaining, may be filled by the vote of a majority of the directors then in office, provided that there has been no shareholders’ meeting since such death or resignation. Directors chosen or appointed to fill a vacancy are elected by the Board for the remaining duration of the current term of the replaced director. The appointment must then be ratified at the next shareholders’ general meeting. In the event the Board would be composed of less than three directors as a result of a vacancy, the remaining directors will immediately convene a shareholders’ general meeting to elect one or several new directors so there are at least three directors serving on the Board, in accordance with French law.

Article 10 - Identification and evaluation of nominees

The NCG Committee is responsible for regularly assessing whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the NCG Committee is responsible for considering various potential candidates for director. The NCG Committee may solicit suggestions from incumbent directors, management, shareholders, professional search firms and others.

The NCG Committee will consider and evaluate, and recommend to the Board for or against, candidates for director proposed by a shareholder or a group of shareholders who meet the ownership threshold (including any applicable sliding scale) set forth in Articles L.225-105 and R.225-71 of the French Commercial Code1. Any such request must be delivered to the Company’s registered office by registered letter with return receipt requested or by electronic communication, must be accompanied at the date of the request by evidence of the requisite shareholding in accordance with Article R.225-71, and must be motivated. Where the request seeks inclusion of a draft resolution, it must be accompanied by the text of the proposed resolution and, where applicable, a brief explanatory statement, together with the information regarding the director candidate required under Article R.225-83 of the French Commercial Code, including the candidate’s identity, age and professional background. The requesting shareholder(s) must also provide (i) the director candidate’s written consent to (A) if selected, be named in the Company’s shareholder meeting materials and (B) if elected, to serve on the Board, and (ii) any other information that the NCG Committee reasonably requires to evaluate the candidate. The requesting shareholder(s) must furnish a new attestation of shareholding in accordance with Article R.225-71 as of the date required under that article prior to the shareholders’ meeting. Any request satisfying these requirements will be processed for inclusion in the agenda and/or draft resolutions submitted to the shareholders’ meeting, as required by law.

Article 11 - Corporate business principles

Members of the Board shall act at all times in compliance with applicable law and in accordance with the requirements of the Code of Conduct and related policies, which shall be applicable to each director in connection with his or her activities relating to the Company. This obligation shall at all times include respect for and compliance with applicable law. The Audit Committee is responsible for overseeing the Code of Conduct, and the Board must approve any waivers of the Code of Conduct for executive officers and directors.

Article 12 - Directors who become aware of circumstances that may adversely reflect upon the director or the Company

When a director, including any director who is currently an officer or employee of the Company, becomes aware of circumstances that may adversely reflect upon the director, any other director, or the Company, the director must promptly notify the NCG Committee of such circumstances. The NCG Committee will advise the Board to consider the circumstances and in certain cases, request the director to cease the conflicting activity, or in more severe cases, request that the director submit his or her resignation from the Board if, for example, continuing service on the Board by the individual would not be appropriate or consistent with the Board’s or the Company’s values.

1	i.e., one or more shareholders holding at least 5% of the share capital.

Article 13 - Directors who change their present job responsibility

The Board does not believe that directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the NCG Committee’s ongoing, ordinary-course review of overall Board composition, to review the continued appropriateness of Board membership under these circumstances and make recommendation to the Board; provided, however, such the director’s continued service shall subject to and conditional upon an approval by at least 51% votes from directors then in office (excluding the affected director), and if such approval is not obtained, the affected director shall promptly tender their resignation from the Board.

Article 14 - Term limits

Pursuant to the By-Laws, the directors are elected for three (3) year terms, provided that directors may be re-elected or removed as set forth above. In accordance with the By-Laws, the Board is divided into three classes, designated Class I, Class II and Class III, with the members of each class serving staggered three-year terms. By exception, the general shareholders’ meeting may elect a director to serve for a period of less than three (3) years and, as the case may be, reduce the term of office of one or more directors, in order to allow a staggered renewal of the Board. The term of office of a director expires at the close of the ordinary shareholders’ general meeting convened to approve the financial statements for the preceding fiscal year and held in the year in which such term of office expires.

Other than the maximum age of the Chairperson set forth in the By-Laws and such other limitations set forth in the By-Laws, the Board does not believe it is appropriate to set term limits for directors, as term limits would necessarily cause the loss of the contribution of directors who over time have developed increasing insight into the Company and its operations and industry and who therefore provide an increasing contribution to the Board as a whole. In evaluating changes to the Board’s composition and recommendations for the re-election of directors, the NCG Committee will consider director tenure, together with such other criteria as it determines, in light of the specific needs of the Board at that time.

Article 15 - Compensation

The aggregate amount of remuneration granted (rémunérations) to Board members will be determined at the shareholders’ annual ordinary general meeting. The Board will then divide this aggregate amount among some or all of its members by a simple majority vote. The Board also may authorize the reimbursement of reasonable travel and accommodation expenses, as well as other expenses incurred by directors in the corporate interest, in accordance with applicable Company policies. Directors who are employed by the Company will receive separate compensation as officers or employees.

Each year, the Compensation Committee will review the compensation of the directors and recommend any appropriate changes to the Board. Senior management of the Company or a compensation consultant will report once a year to the Compensation Committee regarding the status of the Company’s director compensation in relation to comparable companies. This report will include consideration of independence, employee status and both direct and indirect forms of compensation to the Company’s directors. Following a review of the report, the Compensation Committee will recommend any changes in director compensation to the Board, which will then approve the director compensation.

Article 16 - Director share ownership guidelines

Members of the Board may, from time to time, elect to adopt share ownership guidelines or commitment requirements in order to further align the interests of the directors with those of the Company’s shareholders. Any such guidelines or requirements shall operate alongside, and shall not supersede, the Company’s Insider Trading Policy, applicable blackout rules and conflict-of-interest framework. Any such guidelines or requirements should provide for reasonable phase-in periods for newly appointed directors and reasonable hardship exceptions. The Compensation Committee, working with the NCG Committee, will periodically assess and monitor the appropriateness of share ownership guidelines for directors and senior executives, including whether and to what extent directors and senior executives should be restricted from selling shares acquired through equity compensation.

Article 17 - Conflicts of interest

Directors and the Secretary (as defined below) are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director or Secretary will report all facts regarding the matter to the chairperson of the NCG Committee (or if the conflict of interest constitutes a “related person transaction”, to the chairperson of the Audit Committee, and to the General Counsel). Any material conflict must be resolved or the applicable director or Secretary should resign. If a director or Secretary has a personal interest in a matter before the Board, the director or Secretary must disclose the interest to the Board, excuse himself or herself from discussion, and, in the case of directors, abstain from voting on the matter.

Article 18 - Compliance with insider trading laws and insider trading policy

Each director shall comply with all applicable laws and regulations governing insider trading, including Rule 10b-5 under the Exchange Act, and must refrain from effecting any transaction in the Company’s securities, or causing or recommending that any other person do so, while in possession of material non-public information concerning the Company.

Each director shall comply with the Company’s Insider Trading Policy, as amended from time to time (the “Insider Trading Policy”), which is provided to each director at the time of appointment. Directors who wish to transact in the Company’s securities shall do so only in accordance with the trade pre-clearance procedures and blackout periods set forth in the Insider Trading Policy, it being noted that any Rule 10b5-1 trading plan must be approved by, and adopted in accordance with the procedures of, the General Counsel.

Pursuant to Section 16(a) of the Exchange Act, as amended by the Holding Foreign Insiders Accountable Act, each director must file reports of his or her initial beneficial ownership of, and any changes in his or her ownership of, the Company’s equity securities on Forms 3, 4 and 5, electronically and in English, within the timeframes prescribed by Section 16(a) and the rules thereunder, subject to any exceptions set forth therein. The ultimate responsibility for compliance with these reporting obligations rests with each director individually, notwithstanding any assistance provided by the Company.

Article 19 - Interaction with the press, members, shareholders and others

The Board believes that management speaks for the Company. Each director should refer all inquiries from the press, members or others regarding the Company’s operations to the Chairperson who, in turn, shall refer to the Company’s CEO or other appropriate officers within the Company. If comments from the Board are appropriate, they should, in most circumstances, come from the Chairperson.

Communications from shareholders to the Board generally or to particular Board members may be delivered to the General Counsel of the Company at 24, rue Emile Baudot, 91120 Palaiseau, France or by email to investors@pasqal.com and/or the investor relations email address designated on the Company’s website. Each such communication should specify the name and address of the shareholder, and if the shares are held by a nominee, the name and address of the beneficial owner of the shares, and the number and class of shares. The General Counsel shall, in consultation with any other appropriate directors as necessary, generally screen out communications from shareholders to identify communications that are (a) solicitations for products and services, (b) matters of a personal nature, or (c) matters that are of a type that render them improper or irrelevant to the functioning of the Board and the Company.

Article 20 - Board access to senior management

The Board shall have access to management in order to ensure that directors can ask any questions and receive all information necessary to perform their duties. Directors should exercise judgment to ensure that their contact with management does not distract managers from their jobs or disturb the business operations of the Company.

Article 21 - Board access to independent advisors

The Board or any committee thereof may hire independent advisors, such as auditors, compensation consultants, legal counsel and other advisors. Unless an advisor is hired by a specific committee of the Board or by the independent Chairperson or lead independent director for a purpose such that access to the advisor by the overall Board would be inappropriate, the Board as a whole will have access to these advisors and other independent advisors that the Company retains or that the Board considers necessary or advisable in performing its responsibilities.

Article 22 - Director orientation and continuing education

The directors and the Company are committed to ensuring that all directors receive orientation and continuing education.

Article 23 - Leadership development

Annual Review of Chief Executive Officer

The Compensation Committee, with input from the non-employee directors, will conduct a review at least annually of the performance of the CEO. The Compensation Committee will establish the evaluation process and determine the specific criteria on which the performance of the CEO is to be evaluated in accordance with the charter and principles of the Compensation Committee.

Succession Planning and Management Development

The NCG Committee will work with the CEO to plan for CEO succession, including developing plans for interim succession for the CEO in the event of an unexpected occurrence. The Compensation Committee will oversee a long-term program for effective senior leadership development and succession of senior leadership, as well as developing short-term contingency plans for interim succession of the senior leaders in the event of an unexpected occurrence, it being understood that the NCG Committee is responsible for CEO succession planning. There should periodically be a report on management development by the CEO.

Article 24 - Assessment of the Board and of directors

The NCG Committee will periodically review and assess the performance of the Board, each committee of the Board and each director. The NCG Committee will work with the Board in establishing the evaluation criteria and implementing the process for this evaluation, as well as considering other corporate governance principles that may, from time to time, merit consideration by the Board.

TITLE II – BOARD MEETINGS, SHAREHOLDER MEETINGS, INVOLVEMENT OF SENIOR MANAGEMENT

Article 25 - Board meeting attendance

The Board will meet as often as required by the corporate interest of the Company and at such times and places as are set forth in the convening notice. The Board can only be convened by the Chairperson. If the Board has not met for more than two months, at least one-third of the directors, or the Chief Executive Officer, may request that the Chairperson convene a meeting with a specified agenda, with the Chairperson being bound by such requests in accordance with the French Commercial Code.

Directors are expected to attend each meeting (and, in no event, fewer than 75% of the meetings) and to invest the time and effort necessary to understand the Company’s business and financial strategies and challenges. The basic duties of the directors include being prepared for and attending Board meetings, being otherwise adequately informed about the Company and its business and operations and actively participating in Board discussions. Directors are also expected to make themselves available outside of Board meetings for advice and consultation. A director who is unable to attend a Board or committee meeting should notify the Chairperson in advance of the meeting.

Directors are also invited and encouraged to attend the annual ordinary general meeting of shareholders of the Company, whether in person or by telephone or video conference.

In addition to the regularly scheduled Board meetings, additional Board meetings may be called upon appropriate notice at any time to address specific needs of the Company, which meetings may be held by videoconferencing or telecommunication as detailed below.

Article 26 - Restricted matters

The following decisions shall be subject to the prior approval of the Board resolving at two-thirds majority of the votes of the members present or represented:

a.	the approval of the annual budget as well as of any variation of more than 10% of the expenses of the annual budget;

b.	the determination of the compensation (including variable compensation, long term incentive plan, severance package and/or the compensation of any non-compete clause) and other material terms of employment (including, as the case may be, the entering or amendment of any service agreement) of the Chief Executive Officer, the Chairperson and the Chief Financial Officer of the Company;

c.	any setting up of a new business activity not related to quantum computing by the Company and/or its subsidiaries;

d.	any change to the By-Laws (including for the avoidance of doubt a change of the Company’s corporate form but excluding any amendment of the By-Laws as required by the applicable laws or regulations or as a result of a share capital increase or pursuant to the exercise of any incentive plan securities) and any change of the nationality of the Company (i.e. a change of the registered office of the Company out of France);

e.	payment of dividends or other distributions;

f.	any share redemptions or repurchases with the exception of (i) the repurchase by the Company of shares resulting from the exercise of founders’ warrants (bons de souscription de parts de créateurs d’entreprise) up to 2% of the share capital on a fully diluted basis and (ii) the exercise of the Company’s warrants;

g.	change of control within the meaning of article L. 233-3 of the French Commercial Code, merger or sale of substantially all assets of the Company;

h.	any winding up of the Company, or any subsidiaries or branches (succursales) or closure of any business line;

i.	any acquisition (A) in cash of company(ies) that (i) is for an amount above EUR 10 million (individually or in aggregate since February 28, 2026 for the financial year 2026 and on a yearly basis as from financial year 2027), (ii) was not included in the Company’s approved annual budget, (iii) falls outside the ordinary course of business of the Company, or (iv) is otherwise significant enough to merit Board-level approval and market-disclosure analysis; or (B) in equity securities of the Company;

j.	a change of the place of listing of the Company’s shares;

k.	incurring any indebtedness;

l.	affiliate/related party transactions (it being specified that the interested party shall not vote and take part to the discussions with respect to the affiliate/related party transactions);

m.	creation of a non-wholly owned subsidiary;

n.	any expense not provided for in the Budget and representing individually or in aggregate an expense of more than EUR 400,000;

o.	any amendment to the “Accord de Répartition des Activités” entered into on July 16, 2026, between the Company and Pasqal SAS;

p.	any change in the threshold referred to in paragraph (p) above; or

q.	any succession plan or interim succession plan which a majority of the members of the Board adopt or approve pursuant to Section 23; or

r.	commit or agree or permit any Company’s subsidiary to do any of the foregoing.

Notwithstanding the foregoing, any increase of the Company’s equity share capital may be approved by the Board by simple majority of the votes of the members present or represented, subject to applicable law and the By-Laws.

Article 27 - Operating conditions

In accordance with the provisions of Article L.225-37 of the French Commercial Code, the Board is entitled to make decisions by any means of telecommunication which ensure the identification of the directors and guarantee their effective participation in the Board’s deliberations.

For the purpose of satisfying quorum and majority thresholds, directors who attend a Board meeting by any means of telecommunication which comply with the requirements of applicable law are deemed to be in attendance.

Any means of telecommunication must meet technical requirements which provide for the director’s effective participation in the Board meeting, and allow for continuous transmission of the Board’s deliberations. As used herein, “effective participation of directors in the Board meeting” means that the means of telecommunication must allow for simultaneous, real-time and continuous transmission of the director’s speech.

The minutes of the meeting shall indicate the names of the directors in attendance and who are deemed to be in attendance within the meaning of Article L.225-37 of the French Commercial Code. The minutes of the meeting shall note the presence or absence of the persons convened to the Board meeting pursuant to applicable law and the presence of any other person who attended all or part of the meetings. The minutes of the meeting shall also indicate the occurrence of any technical incidents relating to the video- or teleconferencing when this incident disrupted the course of the meeting.

The attendance register shall be signed by all directors attending in-person.

Article 28 - Attendance of non-directors

Subject to the approval of the majority of the directors attending each relevant Board meeting and subject to the provisions of the By-Laws applicable to Board’s observers (censeurs), the Board may invite management and outside advisors or consultants from time to time to participate in Board and/or committee meetings to (i) make presentations and provide insight into items being discussed by the Board that involve the invitee, and (ii) bring managers with high potential into contact with the Board. Subject to the requirements of applicable laws and regulations, attendance of any non-directors at Board meetings is at the discretion of the Board.

Article 29 - Secretary of the Board

The Board shall appoint a non-director employee of the Company to serve as Secretary of the Board (the “Secretary”). The Secretary shall have the following rights and responsibilities, which may be revised by the Board in its sole discretion from time to time:

i.	assist Board members (information of directors’ role and liabilities, Board functioning and more generally organization of the Company);

ii.	manage Board organization and distribute materials;

iii.	in accordance with the Company’s By-Laws, convene meetings of the Board on behalf of the Chairperson and, upon request of the applicable chairperson of the committees, the committees;

iv.	support the Chairperson and the CEO in providing information requested by directors in connection with Board matters;

v.	draft Board meeting minutes and, upon request of the applicable chairperson of the committees, committee meeting minutes;

vi.	maintain all records and documentation pertaining to the Board;

vii.	prepare extracts of minutes of meetings of the Board in accordance with French law;

viii.	keep record of Board meeting attendance;

ix.	indicate in the attendance register the Board member(s) attending a Board meeting via video- or teleconference; and

x.	prepare, send and collect Directors & Officers questionnaires.

The Secretary is bound by the same confidentiality obligations as those of Board members, and shall maintain all matters pertaining to the Board in confidence.

Article 30 - Advance receipt of meeting materials

Directors shall receive prior notice in writing (including by e-mail), together with the meeting’s agenda, in advance of a Board meeting. To the extent feasible and necessary, any written materials relating to each Board meeting will be distributed to the directors sufficiently in advance of each meeting to allow for prior review of the materials. Directors are expected to have reviewed and be prepared to discuss all materials distributed in advance of any meeting.

In certain circumstances, it may not be feasible for materials to be distributed substantially in advance of a Board meeting. In such circumstances, the directors will do their best to review and be adequately informed and prepared to discuss the materials and render an informed decision.

Additionally, sensitive and/or confidential subject matters may be discussed at meetings without written or electronic materials being distributed in advance or at the meeting.

Article 31 - Confidentiality

Directors, as well as any other person who attends all or part of any meeting of the Board (or of its Committees), shall be subject to a general obligation of secrecy, confidentiality and discretion in the interest of the Company. This obligation goes beyond the mere duty of discretion provided for by law.

Information and documents to which they have access while they hold office, and the debates, opinions and resolutions of the Board (and of its Committees) are strictly confidential and may not be disclosed to any third party (until they are made publicly available by the Company, as the case may be). Directors must protect, by all means and under their own responsibility, the access to any document that is shared with them.

Directors must not use confidential information for their own personal benefit or for the benefit of anyone else, for whatever reason.

TITLE III – COMMITTEE MATTERS

Article 32 - Number, name, responsibilities and independence of committees

The Board currently has three standing committees: Audit, Compensation and Nomination and Corporate Governance with the following purposes:

-	the purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities with respect to (i) the Company’s corporate accounting, financial reporting processes, (ii) the Company’s systems of internal control over financial reporting, (iii) risk management and audits of financial statements, (iv) the quality and integrity of the Company’s financial statements and reports, (v) the qualifications, independence and performance of the registered public accounting firm or firms engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (which may include financial statement auditors, statutory auditors and sustainability auditors, as required by applicable laws) and the performance of the Company’s internal audit function. The Audit Committee shall also provide oversight assistance in connection with the Company’s legal and regulatory compliance, as well as compliance with ethical standards adopted by the Company.

-	the purpose of the Compensation Committee is to (i) assist the Board in reviewing, make recommendations to the Board regarding, and oversee matters related to, the compensation of the Company’s executive officers and directors, including establishing and overseeing the Company’s compensation philosophy, policies, plans and programs and the Company’s human capital management function, (ii) review and discuss with management the Company’s compensation disclosures, including those contained under the caption “Compensation Discussion and Analysis”, “Executive Compensation” or any similar section, for use in any offering materials or periodic reports to be filed by the Company with the SEC and (iii) prepare and review any reports of the Compensation Committee required by the rules and regulations of the SEC as in effect from time to time to be included in any reports filed by the Company with the SEC.

-	the purpose of the NCG Committee is to (i) assist the Board in overseeing all aspects of the Company’s corporate governance functions; (ii) make recommendations to the Board regarding corporate governance issues, including developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; (iii) review and evaluate incumbent directors; (iv) identify, review, evaluate and recommend to the Board candidates to serve as directors of the Company consistent with criteria approved by the Board; (v) recommend to the Board the directors to serve on each Board committee, (vi) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (vii) oversee the evaluation of the Board, its committees, management and each director; (viii) oversee the Company’s strategy on global corporate social responsibility and environmental, social and governance matters; and (ix) make other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation in conjunction with the Compensation Committee.

The Audit Committee, Compensation Committee and NCG Committee are each composed of independent directors to the extent required by the rules and regulations of the SEC and the stock exchange on which the Company’s securities are listed. From time to time, the Board may form or disband an ad hoc or standing Board committee, depending upon the circumstances. Each committee will function in accordance with the By-Laws and the relevant committee’s charter.

In accordance with French law, each committee of the Board has only an advisory role and can only make recommendations to the Board. As a result, decisions will be made by the Board taking into account any non-binding recommendations of the relevant Board committee. The committees can also review and approve certain matters submitted to them by the management, to the extent that such matters do not fall within the exclusive competence of the shareholders or the Board, as set forth by applicable law and regulation or the By-Laws.

Article 33 - Audit Committee composition and financial expertise

For so long as the Company remains subject to the periodic reporting requirements of the Exchange Act, each member of the Audit Committee must satisfy the independence requirements applicable to Audit Committee members set forth in Rule 10A-3(b)(1) under the Exchange Act, subject only to the exemptions available to foreign private issuers under Rule 10A-3(c) thereunder. Consistent with those requirements, no member of the Audit Committee may, other than in his or her capacity as a director or committee member, accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or be an affiliated person of the Company, except as permitted by the foreign private issuer exemptions under Rule 10A-3(c).

The Audit Committee shall consist of at least three (3) members of the Board, each of whom shall, in the judgment of the Board, have the ability to read and understand the Company’s financial statements. At least one member of the Audit Committee should qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Company shall disclose in its annual report whether it has determined that it has such an expert serving on the Audit Committee. In addition, at least one member of the Audit Committee (who may also serve as the audit committee financial expert) shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with the listing standards of the stock exchange on which the Company’s securities are listed. No executive officer of the Company may serve on the Audit Committee.

Article 34 - Audit Committee authority and responsibilities

Consistent with Section 10A(m) of the Exchange Act and Rule 10A-3 thereunder, and to the extent consistent with French law, the Audit Committee shall be directly responsible for making recommendations to the Board (which, under French law, retains decision-making authority and submits the appointment of the statutory auditors to the shareholders) regarding the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company, and each such firm shall report to the Audit Committee. The Audit Committee shall pre-approve all audit and permitted non-audit services provided by the Company’s auditors.

The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Audit Committee shall have the authority to engage, at the Company’s expense, independent legal counsel and other advisors as it determines necessary to carry out its duties, and the Company shall provide appropriate funding, as determined by the Audit Committee, for the payment of compensation to the Company’s auditors and to any advisors engaged by the Audit Committee, as well as for the Audit Committee’s ordinary administrative expenses.

Article 35 - Assignment and rotation of committee members

Based on the recommendation of the members of the NCG Committee, the Board shall appoint committee members and committee chairs in accordance with applicable law and according to criteria set forth in the applicable committee charter and other criteria that the Board determines to be relevant to the responsibilities of each committee. Committee membership and the position of committee chairperson will not be rotated on a mandatory or regular basis unless the Board determines that rotation is in the best interest of the Company.

Article 36 - Frequency of committee meetings and agendas

The committee chairs and appropriate members of management, in accordance with the committee’s charter and, as appropriate, in consultation with the committee members, will determine the frequency and length of the committee meetings and develop the meeting agendas. Committee chairs will summarize committee discussions and actions with the full Board.

Article 37 - Committee charters

Each committee will periodically review its charter and recommend to the Board any changes it deems necessary.

TITLE IV – MISCELLANEOUS

Article 38 - Interpretation

These Internal Regulations should be interpreted and construed in the context of all applicable laws, the By-Laws and other corporate governance documents.

Article 39 - Amendment

These Internal Regulations may be amended by majority vote of the Board, in accordance with the same procedure as the one that led to its adoption.